UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 8, 2007

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046-0905

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

$450,000,000 8.25% Senior Notes due 2014

On June 8, 2007, W&T Offshore, Inc., a Texas corporation (the “Company”), entered into a purchase agreement with Morgan Stanley & Co. Incorporated (as representative of the initial purchasers defined therein, the “Representative”) dated June 8, 2007 (the “Purchase Agreement”) for the sale of an aggregate principal amount of $450,000,000 of the Company’s 8.25% Senior Notes due 2014 (the “Notes”). The Notes bear interest at a fixed rate of 8.25%, payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2007. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the applicable interest rate on the Notes. The Company will make each interest payment to the holders of record on the immediately preceding June and December 1. The Notes are unsecured senior obligations and rank equal in right of payment with all of the Company’s existing and any future unsecured senior debt. The Notes are also senior in right of payment to any future subordinated debt.

The Notes were issued pursuant to an indenture, dated as of June 13, 2007 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee. Notes issued in book-entry form will be issued in the name of Cede & Co., as nominee of The Depository Trust Company.

The Company intends to use substantially all of the net proceeds from the Notes to repay a portion of the borrowings under the Third Amended and Restated Credit Agreement, dated as of May 26, 2006, as amended, and described in Item 1.01 of the Current Report on Form 8-K filed by the Company with the Commission on August 7, 2006.

In the event of a Change of Control (as defined in the Indenture), the holders of the Notes may require the Company to make an offer to repurchase the Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

On or after June 15, 2011, the Company will be entitled to redeem all or a portion of the Notes at the redemption prices, plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period beginning on June 15 of the year indicated below:

Year	% of Principal Amount
2011	104.125%
2012	102.063%
2013 and thereafter	100.000%

The Notes and the related Indenture contain customary terms and customary events of default, including, without limitation, failure to pay when due any principal amount, redemption price, purchase price, or change of control purchase price, as well as certain cross defaults to other indebtedness. If an event of default shall have happened and is continuing, either the Indenture trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. Upon any such declaration, such principal and interest shall become due and payable immediately. In the case of certain events of bankruptcy or insolvency relating to the Company, the principal amount of the Notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

The Company’s payment of principal of, premium and interest under the Notes and the Indenture will be unconditionally, jointly and severally guaranteed by the Company’s existing material subsidiaries Offshore Energy I LLC, Offshore Energy II LLC, Offshore Energy III LLC, Gulf of Mexico Oil and Gas Properties LLC, Offshore Shelf LLC, W&T Energy VI, LLC and W&T Energy VII, LLC (the “Guarantors”).

The foregoing description of the Purchase Agreement and the Indenture does not purport to be complete, and is qualified in its entirety by reference to the Purchase Agreement and the Indenture, copies of which are attached to this Form 8-K as Exhibits 10.1 and 10.2 respectively.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 13, 2007, the Company issued $450 million aggregate principal amount of the Notes on the terms set forth in the Indenture and the disclosure in Item 1.01 above is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

As described in Item 1.01 of this report on Form 8-K, on June 13, 2007, the Company issued an aggregate principal amount of $450,000,000 of the Notes. The Notes and the guarantees thereof will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws.

This Form 8-K does not constitute an offer to sell, or the solicitation of offers to buy, any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

10.1	Purchase Agreement, dated June 8, 2007, by and among W&T Offshore, Inc., Morgan Stanley & Co. Incorporated (as Representative of the Initial Purchasers) and the Guarantors listed on Schedule IV attached thereto (Exhibits and Schedules to Purchase Agreement filed herewith are omitted).

10.2	Indenture, dated as of June 13, 2007, between W&T Offshore, Inc., Wells Fargo Bank, National Association, as trustee, and the Guarantors, as defined therein.

99.1	W&T Offshore, Inc. Press Release dated June 14, 2007 announcing the completion of an offering of $450,000,000 8.25% Senior Notes due 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: June 14, 2007	By:	/s/ John D. Gibbons
John D. Gibbons Senior Vice President and Chief Financial Officer

S-1

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Purchase Agreement, dated June 8, 2007, by and among W&T Offshore, Inc., Morgan Stanley & Co. Incorporated (as Representative of the Initial Purchasers) and the Guarantors listed on Schedule IV attached thereto (Exhibits and Schedules to Purchase Agreement filed herewith are omitted).

10.2	Indenture, dated as of June 13, 2007, between W&T Offshore, Inc., Wells Fargo Bank, National Association, as trustee, and the Guarantors, as defined therein.

99.1	W&T Offshore, Inc. Press Release dated June 14, 2007 announcing the completion of an offering of $450,000,000 8.25% Senior Notes due 2014.